EXHIBIT 16.1

October 27, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Lenco Mobile Inc., which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K as part of the Company’s Form 8-K report dated October 28, 2010. We agree with the statements concerning our firm in such Form 8-K.

Sincerely,

/s/ Gruber & Company, LLC

Gruber & Company, LLC